EXHIBIT 5.1

                      OPINION OF MICHAEL C. DUBAN, ESQ.




                             September 20, 2000


NBTY, Inc.
90 Orville Drive
Bohemia, NY 11716

        Re:  Registration Statement on Form S-8 relating to 4,000,000
             Shares of Common Stock, Par Value $.008 per Share, of
             NBTY, Inc. Issuable under Year 2000 Incentive Stock Option Plan
             ---------------------------------------------------------------

Gentlemen:

      I am acting as counsel to NBTY, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8 (the "Registration Statement") relating to 4,000,000 shares (the "Shares") of the Company's common stock, par value $.008 per share (the "Common Stock"), issuable upon the exercise of options granted, as well as stock options to be granted, pursuant to the Company's Year 2000 Incentive Stock Option Plan (the "Plan").

      I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the Certificate of Incorporation and By-Laws of the Company, as each is currently in effect, the Registration Statement, the Plan, resolutions of the Board of Directors of the Company relating to the adoption of and amendments to the Plan and the proposed registration and issuance of the shares and such other corporate documents and records and other certificates, and I have made such investigations of laws as I have deemed necessary or appropriate in order to render the opinions hereinafter set forth.

      In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

      Based upon and subject to the foregoing, I am of the opinion that the Shares to be issued upon exercise of any options duly granted pursuant to the terms of the Plan have been duly and validly authorized and, when the Shares have been paid for in accordance with the terms of the Plan and certificates therefore have been duly executed and delivered, such Shares will be duly and validly issued, fully paid and non-assessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to me under the heading "Interests of Named Experts and Counsel." In giving this consent, I do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

      The undersigned beneficially owns, directly and indirectly, an aggregate of 30,000 shares of Common Stock.

                                       Very truly yours,


                                       /s/ Michael C. Duban


                                       Michael C. Duban